UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

March 12, 2016

(Date of Report; Date of Earliest Event Reported)

STEIN MART, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	0-20052	64-0466198
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Riverplace Blvd., Jacksonville, Florida 32207

(Address of Principal Executive Offices Including Zip Code)

(904) 346-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Chief Executive Officer. On March 15, 2016 Stein Mart, Inc. (the “Company”) issued a press release, a copy of which is attached as Exhibit 99.1, announcing the appointment of Dawn Robertson, age 60, as chief executive officer and her election to Stein Mart’s board of directors. Robertson will also have the responsibilities of chief merchant for the foreseeable future. Her appointment is effective March 14, 2016. She succeeds Jay Stein, the Company’s founder and long standing chief executive officer, who had advised the Board of his desire to step back from that position but remain Stein Mart’s chairman of the board. Ms. Robertson has not had any related party transactions with the Company and, due to her position as an employee of the Company, she will not serve on any committees of the Board other than the Executive Committee.

Over the past decade, Ms. Robertson was the chief executive officer or president of several retail companies where she was recruited by private equity. Ms. Robertson served as Chief Executive Officer of UNKNWN, LLC, a sneaker and streetwear company, from August 2015 to January 2016; Chief Executive Officer of Deb Shops, Inc., a specialty retailer, from July 2013 to January 2015; President of Nygard, International, a Canadian fashion apparel wholesaler and retailer, from March 2012 to June 2013; and President and Chief Executive Officer of The Avenue, a woman’s apparel retailer, from September 2010 to February 2012. Prior to 2010, Ms. Robertson also held various executive positions at Sean John, Old Navy, Myer Stores, Federated Department Stores, Saks and May Department Stores.

Employment Agreement. In connection with Ms. Robertson’s appointment, the Company and Ms. Robertson executed an employment agreement dated March 12, 2016 (the “Employment Agreement”), a copy of which is attached as Exhibit 10.1. The Employment Agreement, among other things, provides for: (i) a term of five years, which will be extended for additional one-year periods unless the executive or the Company cancels the automatic extension by providing at least 90 days advance written notice, (ii) an annual base salary of $700,000 per year, (iii) severance compensation equal to 50% of annual base salary and continuation of insurance benefits for one year if executive is terminated without cause by the Company or with good reason by the executive within the first six months, (iv) severance compensation equal to 100% of annual base salary and continuation of insurance benefits for one year if executive is terminated without cause by the Company or with good reason by the executive after six months, but before the first anniversary, (v) if terminated without cause by the Company or with good reason by the executive after the first anniversary or following a change of control, severance compensation equal to (a) 200% of annual base salary and (b) 200% of bonuses earned in the year of termination, (vi) if terminated with cause by the Company or without good reason by the executive only base salary through the termination date is due, (vii) a restrictive covenant against recruiting any Company personnel for two years following termination, and (viii) vesting of all unvested options or restricted shares upon death or disability. The executive remains eligible for other benefit plans and incentive plans in effect from time to time.

Equity Grant Agreement. On March 14, 2015, Ms. Robertson was granted an option to purchase 800,000 shares of the Company’s common stock, at an exercise price of $7.35, under the Company’s 2001 Omnibus Plan. The option, which expires on March 13, 2026, is valued at $1.7 million. One-fifth of the option vests on the each of the first five (5) anniversary dates of the grant. If executive is terminated without cause by the Company or with good reason by the executive within the first year, vesting a pro-rated portion of the first 20% of the option based on the number of days executive was employed from the grant date to the termination date. If executive is terminated without cause by the Company or with good reason by the executive between anniversary dates, vesting a pro-rated portion of the next 20% of the option based on the number of days between the preceding vesting date and the termination date. In the event of a change in control, the option becomes fully vested. A copy of the Equity Grant Agreement is attached as Exhibit 10.2.

The preceding summary of the material terms of both the Employment Agreement and the Equity Grant Agreement are qualified in their entirety by the full text of such agreements, which are filed herewith as Exhibit 10.1 and Exhibit 10.2, respectively. In the event of any discrepancy between the preceding summaries and the text of the agreements, the text of the agreements shall control. Terms used and not defined herein have the respective meanings given to such terms in the Employment Agreement and the Equity Grant Agreement, respectively.

ITEM 8.01	OTHER EVENTS

On March 15, 2016, Stein Mart Inc. issued a press release announcing that its Board of Directors declared a quarterly dividend of $0.075 per common share, payable on April 15, 2016 to shareholders of record as of the close of business on April 1, 2016. The press release is attached as Exhibit 99.1 to this report.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

10.1 Employment Agreement, dated March 12, 2016, between Stein Mart, Inc. and Dawn H. Robertson

10.2 Equity Grant Agreement for Key Employees, pursuant to 2001 Omnibus Plan, dated March 14, 2016 between Stein Mart, Inc. and Dawn Robertson

99.1 Press Release dated March 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEIN MART, INC.
(Registrant)

Date: March 16, 2016	By:	/s/ Gregory W. Kleffner
Gregory W. Kleffner
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

10.1 Employment Agreement, dated March 12, 2016, between Stein Mart, Inc. and Dawn H. Robertson

10.2 Equity Grant Agreement for Key Employees, pursuant to 2001 Omnibus Plan, dated March 14, 2016 between Stein Mart, Inc. and Dawn Robertson

99.1 Press Release dated March 15, 2016